PAULA S. MORELLI, CPA P.C.
21 MARTHA STREET
FREEPORT, NY 11520
(516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Audit Committee of the
Board of Directors
World Web Publishing.com Corp.

I consent to the inclusion in this Registration Statement on Form S-1 of my report dated July 24, 2008 relating to the financial statements of World Web Publishing.com Corp. for the period August 14, 2000 (inception) to December 31, 2007. I also consent to the reference to the firm under the heading "Experts" in this registration statement.

Paula S. Morelli CPA P.C.

Freeport, New York
September 10, 2008